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                                                                   EXHIBIT 10.27
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December 6, 1996

Mr. Michael W. Knapik
3639 Sope Creek Farm Rd.
Marietta, GA 30067-5175
Subject: Employment Offer with Silverado Foods, Inc.


Dear Michael:

This is to confirm our offer of employment to you of November 22, 1996 in the position of Vice President, Sales and Marketing, reporting directly to me, resulting from the purchase of M. Wendlin Konsulting, Inc. by the Company for the sum of one ($1) dollar.

Your starting salary will be $135,000 per year. Our pay periods are every two weeks. Subsequent salary adjustments shall be at the discretion of the Company's management, and are typically reviewed annually. You have been granted a car allowance of $750.00 per month, excluding normal operating expenses. Company policy requires that you maintain at least $100/$300,000 bodily injury and $25,000 property damage insurance on personal autos used for business purposes.

You have received a copy of our medical benefits insurance. Your coverage will be effective on your first calendar day of employment which is currently scheduled for Monday, December 9, 1996. The current cost of coverage for you and all eligible dependents will be $44.12 per pay period.

Additionally, we will provide, at Company expense, term life insurance equal to twice your base annual salary and long-term disability coverage that will provide at least 75% coverage of base annual salary. You will be required to complete and pass any normally required physical minimums for this coverage. These coverages will be provided within the first ninety(90) days of employment.

You are immediately entitled to three weeks paid vacation, taken at your discretion in full days, upon acceptance of this offer. You will continue to be eligible for three weeks paid annual vacation for as long as your length of service does not provide for at least three weeks paid annual vacation.

The position will be located in Tulsa, Oklahoma. You will be allowed to maintain your residence in Marietta, Georgia until June, 1998. At that time, you will be required to relocate to the Tulsa, Oklahoma area. All reasonable and customary expenses incurred in the move, including reasonable and customary Realtor's commissions, will be fully reimbursed by the Company within thirty days of receipt by the Company. Expenses incurred while in Tulsa, Oklahoma prior to relocation will be considered normal business travel expenses.

You will be eligible to participate in the Company 401-K plan at the first effective entry date after your acceptance of this offer. The next plan entry date after December 9, 1996 is March 1, 1997.

Upon acceptance of this employment offer, you will immediately be granted options for five thousand(5,000) shares of Company stock. The option price of these shares is three and one-half dollars($3.50). The normal term of these options is three(3) years. In the event of termination for any reason, these shares will become exercisable immediately.

You are also eligible for annual incentive awards. You are eligible to earn stock options in 1997, 1998, and 1999 for fifteen thousand (15,000) shares of Company stock each year for achieving mutually agreed upon incentive targets. These options are issued as part of the Company Incentive Stock Option Plan. The options have a three year term and an option price of three and one-half dollars($3.50). In the event of termination for any reason, any awarded stock options will become immediately exercisable.


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Should your employment with the Company be terminated by the Company for any reason, your base salary will continue to be paid to you by the Company for a period of six(6) months from the effective date of termination.

Your employment with the Company has no specified term, and may be terminated by yourself or the Company, with or without cause, by notice to the other.

Nothing contained in this letter, nor in the subsequent statements, policies, actions or inactions of the Company during the course of your employment shall be deemed to give rise to an express or implied agreement to the contrary. The employment status described above can be altered only by a written agreement executed by the Company's Chief Executive Officer.

We are very pleased and optimistic about you becoming a critical part of our team.
Sincerely,


Silverado Foods, Inc.                    Accepted as to the terms and conditions



President